EXHIBIT 5.1

                       Wilson, Sonsini, Goodrich & Rosati
                               650 Page Mill Road
                              Palo Alto, CA 94304
                                 (415) 493-9300

                                                    October 29, 1996

Sun Microsystems, Inc.
2550 Garcia Avenue
Mountain View, CA  94043

Re:     Reigstration Statement on Form S-8
        ----------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Sun Microsystems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about October 31, 1996 (the
"Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 150,000 additional shares of the Company's Common Stock, par value $.00067 per share (the "Shares"), reserved for issuance under the 1989 French Stock Option Plan (the "Plan"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

        In our opinion, the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Sincerely,



                                   WILSON, SONSINI, GOODRICH & ROSATI
                                   Professional Corporation


                                   /s/ WILSON, SONSINI, GOODRICH & ROSATI